UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14A

                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934
                               (Amendment No.  )


Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]


Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only
          (as permitted by Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-12


                                MAF BANCORP, INC.
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                (Name of Registrant as Specified In Its Charter)


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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     1) Title of each class of securities to which transaction applies:


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     2) Aggregate number of securities to which transaction applies:


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     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


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

     4) Proposed maximum aggregate value of transaction:


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     5) Total fee paid:


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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:


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     2) Form, Schedule or Registration Statement No.:


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     3) Filing Party:


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     4) Date Filed:


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

                            [MAF BANCORP, INC. LOGO]

                           55TH STREET & HOLMES AVENUE
                      CLARENDON HILLS, ILLINOIS 60514-1500
                                 (630) 325-7300




                                              March 25, 2005


     Dear Shareholder:

     You are cordially invited to attend the Annual Meeting of Shareholders of MAF Bancorp, Inc., which will be held on Wednesday, April 27, 2005 at Marie's Ashton Place, 341 W. 75th Street, Willowbrook, Illinois 60514, at 10:00 a.m.

     The attached Notice of the Annual Meeting and proxy statement describe the formal business to be transacted at the meeting. Directors and officers of MAF Bancorp will be present at the meeting to respond to questions from our shareholders.

     YOUR VOTE IS IMPORTANT. PLEASE SIGN AND RETURN THE ENCLOSED PROXY CARD PROMPTLY IN THE POSTAGE-PAID ENVELOPE. YOUR COOPERATION IS APPRECIATED SINCE A MAJORITY OF THE COMMON STOCK MUST BE REPRESENTED, EITHER IN PERSON OR BY PROXY, TO CONSTITUTE A QUORUM FOR THE CONDUCT OF BUSINESS.

     On behalf of the Board of Directors and all the employees of the Company and Mid America Bank, I wish to thank you for your continued support.


                                              Sincerely yours,


                                              /s/ Allen H. Koranda


                                              Allen H. Koranda
                                              Chairman of the Board and
                                              Chief Executive Officer

                            [MAF BANCORP, INC. LOGO]

                           55TH STREET & HOLMES AVENUE
                      CLARENDON HILLS, ILLINOIS 60514-1500
                                 (630) 325-7300

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON APRIL 27, 2005


     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of MAF Bancorp, Inc. will be held at Marie's Ashton Place, 341 W. 75th Street, Willowbrook, Illinois 60514 on Wednesday, April 27, 2005 at 10:00 a.m.

         The meeting is for the purpose of considering and voting upon the following matters:

     1. Election of five directors to serve for three-year terms or until their successors are elected and qualified; and

     2. Ratification of the appointment of KPMG LLP, a registered public accounting firm, as independent auditors of MAF Bancorp, Inc. for the year ending December 31, 2005; and

     3. Such other matters as may properly come before the meeting or any adjournments thereof, including whether or not to adjourn the meeting.

     The Board of Directors has fixed March 17, 2005 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting and at any adjournments thereof. In the event there are not sufficient shares represented for a quorum, the meeting may be adjourned in order to permit further solicitation of proxies by the Company. A list of shareholders entitled to vote at the meeting will be available at the Company's offices located at Mid America Bank, 55th Street & Holmes Avenue, Clarendon Hills, Illinois 60514-1500, for a period of ten days prior to the meeting and will also be available at the meeting.

     Whether or not you plan to attend the meeting, please sign, date and return the enclosed proxy card without delay in the enclosed postage-paid envelope. Any proxy given by you may be revoked at any time before it is exercised by filing with the Corporate Secretary of the Company a written revocation or a duly executed proxy bearing a later date, or by attending the meeting and voting in person on each matter brought before the meeting. However, if you are a shareholder whose shares are not registered in your own name, you will need additional documentation from your record holder to vote in person at the meeting.

                                              By Order of the Board of Directors


                                              /s/ Carolyn Pihera

                                              Carolyn Pihera
                                              Corporate Secretary
Clarendon Hills, Illinois
March 25, 2005

                            [MAF BANCORP, INC. LOGO]

                                 PROXY STATEMENT
                         ANNUAL MEETING OF SHAREHOLDERS
                                 APRIL 27, 2005


SOLICITATION AND VOTING OF PROXIES

     These proxy materials are being furnished to shareholders of MAF Bancorp, Inc. in connection with the solicitation by the Board of Directors of proxies to be used at the Annual Meeting of Shareholders to be held at Marie's Ashton Place, 341 W. 75th Street, Willowbrook, Illinois 60514 on Wednesday, April 27, 2005 at 10:00 a.m., and at any adjournments thereof. The 2004 Annual Report to Shareholders and Form 10-K, including the audited consolidated financial statements as of and for the year ended December 31, 2004, accompanies this proxy statement. The proxy materials are first being mailed to shareholders on or about March 25, 2005.

     Regardless of the number of shares of common stock owned, it is important that shareholders be represented by proxy or present in person at the meeting. Shareholders are requested to vote by completing the enclosed proxy card and returning it signed and dated in the enclosed postage-paid envelope. Shareholders are urged to indicate their vote in the spaces provided on the proxy card. PROXIES SOLICITED BY THE BOARD OF DIRECTORS OF MAF BANCORP WILL BE VOTED IN ACCORDANCE WITH THE DIRECTIONS GIVEN THEREIN. WHERE NO INSTRUCTIONS ARE INDICATED, PROXIES WILL BE VOTED "FOR" THE ELECTION OF THE BOARD OF DIRECTORS' NOMINEES AND "FOR" THE APPROVAL OR RATIFICATION OF THE OTHER SPECIFIC PROPOSALS PRESENTED IN THIS PROXY STATEMENT.

     The Board of Directors knows of no additional matters that will be presented for consideration at the meeting. Execution of a proxy, however, confers on the designated proxy holders discretionary authority to vote the shares in accordance with their best judgment on such other business, if any, that may properly come before the meeting or any adjournments thereof, including whether or not to adjourn the meeting.

     Shareholders of record may revoke a proxy at any time prior to its exercise by the filing of a written notice of revocation with the Corporate Secretary of the Company, by delivering to the Company a duly executed proxy bearing a later date, or by attending the meeting and voting in person. If you are a shareholder whose shares are not registered in your own name, you will need additional documentation from your record holder to vote personally at the meeting.

     The cost of solicitation of proxies in the form enclosed herewith will be borne by the Company. In addition to the solicitation of proxies by mail, the Company has retained Georgeson Shareholder Communications, Inc. to assist with the solicitation of proxies for a fee of $6,000, plus reimbursement for out-of-pocket expenses. Proxies may also be solicited personally or by telephone or facsimile by directors, officers and regular employees of the Company and Mid America Bank, fsb (the "Bank"), without additional compensation. The Company will also request persons, firms and corporations holding shares in their names, or in the name of their nominees, which are beneficially owned by others, to send proxy material to, and obtain proxies from, such beneficial owners, and will reimburse such holders for their reasonable expenses in doing so.

     The Board of Directors has fixed the close of business on March 17, 2005, as the record date for the determination of shareholders entitled to notice of and to vote at the meeting and any adjournments of the meeting. The total number of shares of common stock outstanding on the record date was 32,614,725. Each share of common stock of the Company entitles its owner to one vote on all matters to be voted on at the meeting, except as described below. There is no cumulative voting for the election of directors.

     As provided in Article Fourth of the Company's Certificate of Incorporation, record holders of common stock who beneficially own in excess of 10% of the outstanding shares of common stock are not entitled to any vote in respect of the shares held in excess of this limit. A person or entity is deemed to beneficially own shares owned by an affiliate of, as well as by persons acting in concert with, such person or entity. The Company's Certificate of Incorporation authorizes the Board of Directors (i) to make all determinations necessary to implement and apply the limit, including determining whether persons or entities are acting in concert, and (ii) to demand that any person who is reasonably believed to beneficially own stock in excess of the limit supply information to the Company to enable the Board of Directors to implement and apply the limit.

     The presence, in person or by proxy, of at least a majority of the total number of shares of common stock entitled to vote (after subtracting from shares outstanding any shares held in excess of the 10% limit described in the preceding paragraph) is necessary to constitute a quorum at the meeting. Shares covered by broker non-votes, if any, will be considered votes cast for purposes of determining the presence of a quorum. In the event there are not sufficient shares represented for a quorum, the meeting may be adjourned in order to permit the further solicitation of proxies.

     As to the election of directors, the proxy card being provided by the Board of Directors enables a shareholder of record to vote "FOR" election of the nominees proposed by the Board, or to "WITHHOLD" authority to vote "FOR" one or more of the nominees being proposed for election. Directors are elected by a plurality of votes cast, without regard to either (i) broker non-votes, or
(ii) proxies as to which authority to vote for one or more of the nominees being proposed is withheld.

     As to other matters, if any, that may properly come before the meeting, such matters would require the affirmative vote of a majority of the votes cast.

     Proxies solicited by this proxy statement will be returned to the proxy solicitor or the Company's transfer agent. The Board has appointed the Company's transfer agent to tabulate the proxies and serve as inspector of elections.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     Under Section 13(d) of the Securities Exchange Act of 1934, a beneficial owner of a security is any person who directly or indirectly has or shares voting power or investment power over such security. Such beneficial owner under this definition does not need to enjoy the economic benefits of such securities. The following is the only shareholder known to the Company to be a beneficial owner of 5% or more of the common stock of the Company as of December 31, 2004.

                                                                                                         PERCENT OF
                                                                                    SHARES OF              CLASS
                          NAME AND ADDRESS OF OWNER                                COMMON STOCK          OWNERSHIP
---------------------------------------------------------------------------       --------------         ---------
ABN AMRO Trust Services Company as successor Trustee for the Mid America
Bank, fsb Employees' Profit Sharing Plan and the Mid America Bank, fsb,
Employee Stock Ownership Plan
      c/o Principal Services Trust Company
      161 North Clark Street
      Chicago, IL 60601                                                            1,913,311(1)           5.75%

--------------------
(1) Reflects shares held in the Plans for the benefit of employees and former employees of the Company as of December 31, 2004, based on Schedule 13-G/A filed by the Trustee on February 15, 2005. As of December 31, 2004, the Profit Sharing Plan held 522,271 shares of the Company's common stock and the ESOP Plan held 1,391,040 shares. Under the terms of the Plans, the Trustee has no investment authority and shared voting authority over the shares held in the Profit Sharing Plan and sole investment authority and shared voting authority over the shares in the ESOP. The Trustee, however, is subject to fiduciary duties under ERISA. The Trustee disclaims beneficial ownership of the shares of common stock held in the Plans.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

     Except as noted in "Transactions with Certain Related Persons and Other Matters," no person being nominated as a director under Proposal 1, "Election of Directors," is being proposed for election pursuant to any agreement or understanding between any person and MAF Bancorp.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 ("Exchange Act") requires the Company's directors and executive officers, and certain persons who own more than 10% of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than 10% shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, all required Section 16(a) reports during the year ended December 31, 2004, were timely filed, except for a Form 4 filing by Kenneth R. Koranda and a Form 4 filing by Andrew J. Zych, each of which was filed one day late. In addition, Form 4 filings relating to two transactions for each of James
E. Allen, David C. Burba, Terry A. Ekl, Joe F. Hanauer, Barbara L. Lamb and F. William Trescott and one transaction for Thomas C. Miers were filed late. These filings related to shares allocated to their accounts under Company deferred compensation plans.

                        PROPOSAL 1. ELECTION OF DIRECTORS

     Pursuant to the Company's bylaws, the number of directors is set at twelve
(12), unless otherwise designated by the Board. The current number of directors designated by the Board is fifteen (15). Directors are divided into three classes serving staggered three-year terms, with the term of office of only one of the three classes of directors expiring each year. Directors serve until their successors are elected and qualified.

     Upon recommendation of the Nominating and Corporate Governance Committee of the Board of Directors, the Board of Directors has named five nominees for election at the meeting to serve a three-year term of office. The nominees are Allen H. Koranda, Robert J. Bowles, MD, David C. Burba, Barbara L. Lamb and Edward W. Mentzer. The four nominees other than Mr. Mentzer currently serve as directors of the Company and the Bank and are being proposed for re-election when their current terms expire at the Annual Meeting. Mr. Mentzer currently serves as a director of the Bank and was recommended to the Nominating and Corporate Governance Committee as a director nominee candidate by the Company's chairman and chief executive officer. David J. Drury, a current director of the Company whose term expires at the Annual Meeting, chose not to be considered for re-election due to competing time demands of other personal and business commitments.

     In the event that any nominee is unable to serve or declines to serve for any reason, it is intended that proxies will be voted for the election of the other nominees named and for such other persons as may be designated by the present Board of Directors upon the recommendation of the Nominating and Corporate Governance Committee. The Board of Directors has no reason to believe that any of the persons named will be unable or unwilling to serve. UNLESS AUTHORITY TO VOTE FOR ANY DIRECTOR IS WITHHELD, THE SHARES REPRESENTED BY THE ENCLOSED PROXY CARD, IF EXECUTED, WILL BE VOTED "FOR" ELECTION OF EACH OF THE NOMINEES.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF ALL NOMINEES NAMED IN THIS PROXY STATEMENT.

INFORMATION WITH RESPECT TO NOMINEES, CONTINUING DIRECTORS AND OTHERS

     The table that begins on the following page sets forth the names of nominees, continuing directors, one retiring director and "Named Executive Officers," as listed in "Executive Compensation-Summary Compensation Table," their ages, a brief description of their recent business experience, including present occupations and employment, certain directorships held by each, the year in which each became a director of the Company, the year in which their terms (or in the case of nominees, their proposed terms) as directors of the Company expire, and the amount of common stock and the percent thereof beneficially owned by each and by all directors and executive officers as a group, as of the record date. Each of the members of the Board of Directors of MAF Bancorp also presently serves as a director of the Bank.

                                                             DIRECTOR                     SHARES OF
                                                              OF THE     EXPIRATION      COMMON STOCK
    NAME AND PRINCIPAL OCCUPATION AT                         COMPANY     OF TERM AS      BENEFICIALLY          OWNERSHIP
   PRESENT AND FOR THE PAST FIVE YEARS                AGE     SINCE       DIRECTOR        OWNED (1)           PERCENTAGE (2)
------------------------------------------           -----  ----------   -----------     -------------        -------------

NOMINEES
--------

Allen H. Koranda........................              59       1989        2008          1,057,756 (3)            3.20%
   Chairman of the Board and Chief
   Executive Officer of the Company and
   the Bank.  Mr. Koranda is the
   brother of Kenneth R. Koranda.

Robert J. Bowles, MD....................              58       1989        2008             22,655 (4)(22)           *
   Chairman of the Board of Physician
   Associates of Florida, Orlando,
   Florida, and practicing physician.

David C. Burba..........................              57       1999        2008            271,839 (5)(22)           *
   Executive Vice President of the
   Company and the Bank from
   1999-2003.  Former Chairman of the
   Board and President, Westco Bancorp,
   Inc.

Barbara L. Lamb.........................              50       2003        2008              3,955 (6)(22)           *
   Chief Development Officer of Market
   Liquidity Network, LLC from 1999 to
   2001.  Senior Vice President and
   Chief Credit Officer - ABN AMRO,
   Incorporated from 1995 to 1998.

Edward W. Mentzer.......................              69          -        2008             44,577 (7)(22)           *
   President, Advance Fitting Corp., a
   privately held manufacturing
   business.  Director of the Bank
   since 2003.  Former director of
   St. Francis Capital Corporation.

CONTINUING DIRECTORS
--------------------

Harris W. Fawell........................              76       2002        2006              4,500 (8)(22)           *
   Member of the United States Congress
   from 1985 until his retirement in
   1999.  Currently of counsel with the
   law firm of James, Gustafson and
   Thompson.

Joe F. Hanauer..........................              67       1990        2006            384,384 (9)(22)        1.18%
   Principal of Combined Investments,
   L.P. (private investment firm),
   Chairman and Director of Homestore,
   Inc. (an internet real estate
   company), trustee of Calamos
   Advisors Trust, Calamos Investment
   Trust and Calamos Convertible
   Opportunities and Income Fund
   (registered investment companies),
   former Chairman of the Board
   and director of Grubb and Ellis Co.
   (a real estate firm).

Raymond S. Stolarczyk...................              66       2003        2006            235,849 (10)(22)          *
   Former Chairman of the Board and
   Chief Executive Officer, Fidelity
   Bancorp, Inc.

F. William Trescott.....................              75       1989        2006             36,486 (11)(22)          *
   Assistant Superintendent of Hinsdale
   Township High School District 86,
   Hinsdale, Illinois, until his
   retirement in 1994.

See footnotes beginning on page 7.

                                                             DIRECTOR                     SHARES OF
                                                              OF THE     EXPIRATION      COMMON STOCK
    NAME AND PRINCIPAL OCCUPATION AT                         COMPANY     OF TERM AS      BENEFICIALLY          OWNERSHIP
   PRESENT AND FOR THE PAST FIVE YEARS                AGE     SINCE       DIRECTOR        OWNED (1)           PERCENTAGE (2)
------------------------------------------           -----  ----------   -----------     -------------        -------------
CONTINUING DIRECTORS (CONTINUED)
--------------------

Andrew J. Zych..........................              63       1996        2006            263,884 (12)(22)          *
   Former Director and Executive Vice
   President, N.S. Bancorp, Inc.

Terry A. Ekl............................              57       1995        2007             24,261 (13)(22)          *
   Partner in the law firm of
   Connolly, Ekl & Williams, P.C.

Kenneth R. Koranda......................              55       1989        2007          1,180,798 (14)           3.58%
   President and Vice Chairman of the
   Company and President of the Bank.
   Mr. Koranda is the brother of
   Allen H. Koranda.

Thomas R. Perz..........................              60       2003        2007            277,097 (15)              *
   Managing Director of the Bank since
   December 2003.  Former Chairman of
   the Board and Chief Executive
   Officer of St. Francis Capital
   Corporation.

Lois B. Vasto...........................              71       1989        2007             40,079 (16)(22)          *
   Former Senior Vice President/Loan
   Operations of the Company and the
   Bank until her retirement in 1997.

Jerry A. Weberling......................              53       1998        2007            282,514 (17)              *
   Executive Vice President and Chief
   Financial Officer of the Company and
   the Bank.

RETIRING DIRECTOR
-----------------

David J. Drury..........................              56       2004        2005             38,508 (18)(22)          *
   Since July 1999, President of
   Poblocki & Sons, LLC, a
   privately-held exterior and interior
   sign systems company.  Former
   director of St. Francis Capital
   Corporation.  Director of Journal
   Communications, Inc. (a diversified
   media and communications company)
   and Plexus Corp. (an electronics
   manufacturing services company).

NAMED EXECUTIVE OFFICERS
(WHO ARE NOT DIRECTORS)
------------------------

Kenneth B. Rusdal.......................              63        N/A         N/A            166,362 (19)              *
   Senior Vice President-Operations and
   Information Systems of the Company
   and the Bank.

William G. Haider.......................              54       N/A          N/A            193,753 (20)              *
   President-MAF Developments, Inc., a
   wholly-owned subsidiary of the
   Company, Senior Vice President of
   the Company and the Bank.

Sharon M. Wheeler.......................              52       N/A          N/A            175,810 (21)              *
   Senior Vice President-Residential
   Lending of the Company and the Bank.

See footnotes beginning on page 7.

                                                             DIRECTOR                     SHARES OF
                                                              OF THE     EXPIRATION      COMMON STOCK
    NAME AND PRINCIPAL OCCUPATION AT                         COMPANY     OF TERM AS      BENEFICIALLY          OWNERSHIP
   PRESENT AND FOR THE PAST FIVE YEARS                AGE     SINCE       DIRECTOR        OWNED (1)           PERCENTAGE (2)
------------------------------------------           -----  ----------   -----------     -------------        -------------
   Stock Ownership of all Directors and
   Executive Officers as a Group
   (26 persons).........................                                                 5,526,053(23)           15.79%

---------------------------------------
*     Less than 1%
(1) "Shares of Common Stock Beneficially Owned" include shares held directly or indirectly, including (a) shares held in joint tenancy or tenancy in common, and (b) shares allocated to the account of the individual through deferred compensation or employee benefit plans of the Company or Bank. Shares subject to stock options granted under incentive or equity compensation plans of the Company and currently exercisable or exercisable within 60 days of March 17, 2005, are also included in the share totals and are specified in the footnotes below. Each person whose shares are included herein is deemed to have sole or shared voting and investment power as to the shares reported, except as otherwise indicated.
(2) Based on shares outstanding at March 17, 2005. For purposes of calculating ownership percentages for an individual or the group, those shares of common stock issuable to such individual, or to all directors and executive officers as a group, upon exercise of currently exercisable stock options or stock options exercisable within 60 days of March 17, 2005, are deemed to be outstanding.
(3) For Mr. Allen H. Koranda, includes 107,695 shares held in trust for Mr. Koranda's children for which Mr. Koranda is the trustee. The total also includes 430,573 shares that may be acquired pursuant to exercisable stock options.
(4) For Dr. Bowles, includes 6,750 shares that may be acquired pursuant to exercisable stock options.
(5) For Mr. Burba, includes 5,863 shares held in trust for which Mr. Burba's wife is trustee, 7,410 shares held by his wife as custodian for the benefit of their son and 22,091 shares that may be acquired pursuant to exercisable stock options.
(6) For Ms. Lamb, includes 2,250 shares that may be acquired pursuant to exercisable stock options. (7) For Mr. Mentzer, includes 2,250 shares that may be acquired pursuant to exercisable stock options. (8) For Mr. Fawell, includes 4,500 shares that may be acquired pursuant to exercisable stock options. (9) For Mr. Hanauer, includes 15,750 shares that may be acquired pursuant to exercisable stock options. (10) For Mr. Stolarczyk, includes 116,086 shares held in trust, 599 shares held by his son, 7,234 shares held by his wife, 20,409 shares held in trust for which Mr. Stolarczyk's wife is trustee, 504 shares held by his wife as custodian for their daughter and 2,250 shares that may be acquired pursuant to exercisable stock options.
(11) For Mr. Trescott, includes 13,500 shares that may be acquired pursuant to exercisable stock options.
(12) For Mr. Zych, includes 29,584 shares held by his wife, 2,800 shares held as trustee for his children and 4,930 shares held as trustee for his grandchildren. The total also includes 23,625 shares that may be acquired pursuant to exercisable stock options.
(13) For Mr. Ekl, includes 15,750 shares that may be acquired pursuant to exercisable stock options.
(14) For Mr. Kenneth R. Koranda, includes 1,695 shares held by his wife, 141,183 shares held as trustee for Mr. Koranda's children, 5,000 shares held in a charitable foundation and 410,703 shares that may be acquired pursuant to exercisable stock options.
(15) For Mr. Perz, includes 6,921 shares held in trust and 21,464 shares that may be acquired pursuant to exercisable stock options. (16) For Ms. Vasto, includes 18,000 shares that may be acquired pursuant to exercisable stock options. (17) For Mr. Weberling, includes 211,929 shares that may be acquired pursuant to exercisable stock options. (18) For Mr. Drury, includes 37,679 shares that may be acquired pursuant to exercisable stock options. (19) For Mr. Rusdal, includes 5,557 shares held by his wife and 137,691 shares that may be acquired pursuant to exercisable stock options.
(20) For Mr. Haider, includes 141,361 shares that may be acquired pursuant to exercisable stock options. (21) For Ms. Wheeler, includes 141,361 shares that may be acquired pursuant to exercisable stock options.
(22) Excludes 329 unallocated shares held by the Mid America Bank Management Recognition and Retention Plans and Trusts (the "MRPs") which shares are reflected in the total stock ownership of directors and executive officers as a group. The voting of such shares is directed by the non-employee directors of the Bank. As a result of this shared voting authority, each non-employee director of the Bank may be deemed to be the beneficial owner of all such shares.
(23) Total shares for all directors and executive officers as a group includes 2,375,913 shares that may be acquired pursuant to exercisable stock options.

MEETINGS OF THE BOARD AND COMMITTEES OF THE BOARD

     During the year ended December 31, 2004, the Board of Directors of the Company held eight regular meetings and two special meetings. The independent directors of the Board generally meet in executive session, without management present, in connection with each regularly scheduled board meeting. Lois B. Vasto, chairman of the Nominating and Corporate Governance Committee has been designated to preside at these sessions. During the year, all directors of the Company attended at least 75% of the aggregate of total Board meetings held and total meetings of committees of the Board on which such director served. The Board of Directors of the Company has five standing committees, which are described below.

     AUDIT COMMITTEE. The Audit Committee consists of Barbara L. Lamb (Chairman), F. William Trescott (Vice Chairman), David J. Drury and Joe F. Hanauer. Barbara L. Lamb was appointed Chairman in April 2004 and has been designated by the Board as the "audit committee financial expert," as defined by applicable rules of the SEC, based on her educational background in finance and accounting and her professional experience in investment banking where she was actively involved in the evaluation and analysis of financial statements of financial institutions and various other entities. The Audit Committee is responsible for selection of the Company's independent registered public accounting firm, the oversight of the Company's accounting, reporting and internal controls practices, and monitoring of legal and regulatory compliance. The Committee reports to the Board of Directors concerning audit activities and the results of regulatory examinations and any other related matters affecting the Company and the Bank. The Audit Committee met 14 times during 2004. All members of the Audit Committee meet the independence standards and have the accounting or financial management expertise required for Audit Committee members under the applicable Nasdaq Stock Market listing standards. The formal report of the Audit Committee with respect to the year 2004 is shown later in this proxy statement. The Audit Committee charter is available on the Company's website at www.mafbancorp.com.

     ADMINISTRATIVE/COMPENSATION COMMITTEE. The Administrative/Compensation Committee consists of Robert J. Bowles (Chairman), Harris W. Fawell, F. William Trescott and Andrew J. Zych. Each member of the committee is independent under the rules of the Nasdaq Stock Market. This committee is responsible for administering various benefit and compensation plans and for reviewing and making recommendations to the Board concerning compensation programs applicable to the Company's executive officers and directors. The committee also has responsibility for conducting the annual performance review and determining the compensation of the Company's chief executive officer and approves the compensation for all other executive officers. As part of the Company's ongoing management succession planning process, the committee annually reviews the roles, structure and depth of the senior management team. The Administrative/Compensation Committee met five times during 2004.

     NOMINATING AND CORPORATE GOVERNANCE COMMITTEE. The Nominating and Corporate Governance Committee currently consists of Lois B. Vasto (Chairman), Robert J. Bowles and F. William Trescott. Each member of the committee is independent under the rules of the Nasdaq Stock Market. This committee makes recommendations to the Board regarding the size and composition of the Board and recommends to the Board of Directors the nominees to stand for election at the Company's annual meeting of shareholders. The committee is also responsible for taking a leadership role in the oversight of the Company's corporate governance policies and management succession planning. During 2004, the committee developed written corporate governance guidelines to formalize the Company's corporate governance practices and proposed a management succession planning policy, which were both adopted by the Board upon the committee's recommendation. The Nominating and Corporate Governance

Committee charter is available on the Company's website at www.mafbancorp.com. The Nominating and Corporate Governance Committee met six times during 2004.

     EXECUTIVE COMMITTEE. The Executive Committee consists of Allen H. Koranda (Chairman), Kenneth R. Koranda, Lois B. Vasto, Robert J. Bowles and Terry A. Ekl. This committee meets only as needed. The Executive Committee has the power to exercise most of the powers of the Board of Directors in the intervals between meetings of the Board. The Executive Committee met one time in 2004.

     ASSET/LIABILITY MANAGEMENT COMMITTEE. The Asset/Liability Management Committee consists of Jerry A. Weberling (Chairman), Robert J. Bowles, Joe F. Hanauer, Allen H. Koranda, Kenneth R. Koranda and Thomas R. Perz. The Committee's function is to assist the Board of Directors in monitoring and overseeing the Company's interest rate risk and credit risk exposure. This committee is also responsible for implementation of the Company's overall asset/liability management and credit policies and for overseeing and making recommendations to the Board concerning other financial areas of the business, including financing transactions, capital utilization and dividend policy. The Asset/Liability Management Committee met eight times in 2004.

CORPORATE GOVERNANCE MATTERS

     DIRECTOR INDEPENDENCE. The Board of Directors has determined the following nine directors to be "independent" under the rules of the Nasdaq Stock Market based on its conclusion that they have no material relationship with the Company that would interfere with their exercise of independent judgment: Robert J. Bowles, Barbara L. Lamb, David J. Drury, Harris W. Fawell, Joe F. Hanauer, Raymond S. Stolarczyk, F. William Trescott, Andrew J. Zych and Lois B. Vasto. The Board also considers director nominee, Edward W. Mentzer, to be "independent." In the case of the other six directors, the Board is precluded under the Nasdaq rules from determining the individuals to be "independent" directors based on their current or former employment with the Company or business relationships with the Company. In determining Mr. Stolarczyk to be an "independent" director, the Board considered Mr. Stolarczyk's employment by Fidelity Bancorp, Inc. ("Fidelity") until its merger into the Company in July 2003, and does not believe this to preclude a finding of independence as Mr. Stolarczyk was never employed by the Company or any subsidiary.

     QUALIFICATIONS FOR BOARD NOMINATION. As part of its annual nomination process, the Nominating and Corporate Governance Committee reviews the existing composition of the Board to evaluate the appropriate mix of disciplines, experience and other characteristics required of board candidates in the context of perceived needs of the Company. The Board believes a range of experience, knowledge and judgment and a diversity of perspectives on the Board will enhance the effectiveness of the Board if each director has the personal characteristics, commitment and experience to participate actively in the board process. The Board also believes continuity in leadership and board tenure are important characteristics of an effective Board.

     The Board has adopted a policy statement regarding director qualifications to identify the personal traits, skills and performance criteria it believes are critical to effective service as a director of the Company. Included among these traits are an ability and willingness to devote the necessary attention to Board matters and to exercise independent judgment. Board members are expected to have relevant business or managerial skills and offer insight and advice to management while acting in the best interests of shareholders and complying with the Company's Code of Ethics (available on the Company's website). In addition, directors should possess the following personal characteristics: mature wisdom; demonstrated leadership skills; comprehension of the Company's business plans and strategies; ability to understand financial statements; ability to make informed judgments on a wide range of issues and willingness to express differing views even if unpopular; and collegial personality and non-confrontational manner.

     As stated in the corporate governance guidelines the Board adopted in October 2004, the Board's policy is that no person will be nominated for election as a director if he or she reaches the age of 75 on the last day of the year immediately prior to the election. Under the corporate governance guidelines, each Board member is expected to limit his or her participation on other boards to no more than five other public companies or mutual fund complexes and to establish a financial stake in the Company through meaningful ownership of common stock of the Company appropriate for the director's personal financial circumstances, with a minimum investment of at least 1,000 shares over a reasonable period of time. The corporate governance guidelines are available on the Company's website at www.mafbancorp.com.

     BOARD NOMINATION PROCESS. As part of its nomination process, the Nominating and Corporate Governance Committee considers the diversity and mix of experience and expertise among Board members, as well as the perceived business needs of the Company and any legal or regulatory requirements. Under the committee's procedures for identifying and evaluating director nominees, the committee will seek candidates to ensure that: (a) a majority of directors are "independent" in accordance with the rules of the Nasdaq Stock Market; (b) at least three members of the Board satisfy the SEC's heightened standards for audit committee members; and (c) at least one member of the Board satisfy the criteria for being an "audit committee financial expert." New director candidates are evaluated by the Nominating and Corporate Governance Committee relative to the director qualification criteria set forth in the Board-approved policy statement and the corporate governance guidelines. The committee generally considers re-nomination of incumbent directors provided they continue to meet the qualification criteria adopted by the Board of Directors and the performance of such individual is considered to be satisfactory.

     The Nominating and Corporate Governance Committee may retain third party search firms to assist it in identifying potential Board nominees and may also seek input from other Board members and management. For new candidates, the committee will review background information provided by the candidate and may conduct background checks and interviews to the extent it considers it to be appropriate.

     STOCKHOLDER RECOMMENDATIONS. The Committee will generally consider bona fide director nominee recommendations from shareholders if they are timely received in accordance with the procedures set forth below. Candidates recommended by shareholders will be evaluated using the same criteria applicable to other potential candidates, but the Committee is not obligated to include any shareholder recommended director candidates in the slate of nominees.

     To be timely, a shareholder's recommendation must be in writing and must be delivered or mailed to the Corporate Secretary and received at the principal executive office of the Company not later than 120 days prior to the anniversary date of mailing of proxy solicitation materials relating to the prior year's annual meeting, or in the event that the date of the meeting has changed more than 30 days from the anniversary date of the prior year's annual meeting, such recommendation must be delivered or mailed to and received by the Company not later than 90 days in advance of such meeting. Any shareholder recommendation is required to set forth (1) as to each person whom such shareholder recommends as a nominee for election or re-election as a director, (A) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected) and (B) representations and/or references indicating that the recommended director candidate meets the minimum director qualifications described in the Company's most recent annual meeting proxy statement; and (2) as to the shareholder making the recommendation, (A) the name and address, as they appear on the Company's books, of such shareholder, (B) the number of shares of the Company's common stock that are beneficially owned by such shareholder and (C) any material relationship, arrangement or understanding of such shareholder with the proposed nominee or any other interest in such nomination.

DIRECTORS' COMPENSATION

     DIRECTORS' FEES. All directors receive annual director fees of $24,000 ($25,000 beginning in January 2005), and directors who are not also employees receive an additional fee of $750 for each Board meeting and annual meeting attended. These fees are for service on the board of directors of the Company and the Bank. Directors also receive $200 for each committee meeting they attend that is not held on the same day as a Board of Directors meeting. Beginning in 2005, the Chairman of the Audit Committee, Administrative/Compensation Committee and Nominating and Corporate Governance Committee will receive an additional annual fee for serving in such capacity of $4,000, $2,000 and $2,000, respectively.

     DIRECTOR STOCK OPTIONS. During 2004, each non-employee director of the Company received a grant of 2,250 options at an exercise price of $42.48 per share, which was equal to 100% of the fair market value of the common stock on the date of grant.

     DIRECTORS' DEFERRED COMPENSATION PLAN. The Bank maintains the Mid America Bank, fsb Directors' Deferred Compensation Plan. Under the plan, directors may annually elect to defer up to 100% of their annual directors' fees. Directors may choose to earn a return on their deferred amounts based either on interest at 130% of the Moody's Corporate Bond Rate (reduced to 110% of the Moody's rate beginning in 2005), or on an investment in MAF Bancorp common stock at the time of deferral. Generally, upon attaining the age of 65 (or, pursuant to an election made by a director, at the later of termination of service or attaining the age of 65), directors are entitled to receive the deferred fees plus accrued interest, or in the case of amounts invested in common stock, the associated number of MAF Bancorp shares assuming reinvestment of dividends. Such amounts are payable in a lump sum or in installments over a period of time not to exceed fifteen years. Death benefits are provided to the beneficiaries of the plan participants. The amount of deferred directors' fees in 2004 is included in "Executive Compensation-Summary Compensation Table" for the individuals named therein. The shares purchased on behalf of directors through the plan and allocated to directors' accounts are included in beneficial ownership shown in "Information with respect to Nominees, Continuing Directors and Others," for each director and for all directors and executive officers as a group.

     HEALTH INSURANCE PLAN. The Bank maintains a health insurance plan for its non-employee directors and retired directors, under which individuals electing to be covered under the plan must contribute a majority of the premium costs to receive coverage under the plan.

     EXPENSE REIMBURSEMENT. Directors are entitled to reimbursement for reasonable travel expenses and for the cost of attending approved director education programs.

                             EXECUTIVE COMPENSATION

     The report of the Compensation Committee and the stock performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

COMPENSATION COMMITTEE REPORT

     Under rules established by the Securities and Exchange Commission, the Company is required to provide certain data and information in regard to the compensation and benefits provided to the Company's Chief Executive Officer and other executive officers of the Company. The disclosure requirements for the Chief Executive Officer and other executive officers include the use of tables and a report explaining the rationale and considerations that led to fundamental executive compensation decisions affecting those individuals. In fulfillment of this requirement, the Company's Administrative/Compensation Committee (the "Compensation Committee") provides the following report for inclusion in the 2005 proxy statement.

     COMMITTEE COMPOSITION, ROLE AND PROCESS. The Compensation Committee is composed of four "independent" directors as defined under the rules of the Nasdaq Stock Market. The Board has delegated to the committee the responsibility for establishing the compensation of the Chief Executive Officer and other executive officers. Under the Compensation Committee charter, the committee is responsible for assuring that executive compensation is consistent with the compensation strategy, competitive practices, the performance of the Company, and the requirements of appropriate regulatory agencies.

     Directors who do not sit on the Compensation Committee also participate in executive compensation matters through the review, discussion and ratification of Compensation Committee actions. On occasion, the committee has used compensation consultants to assist in assessing certain executive compensation plans and executive compensation levels relative to peer groups and survey results. In 2002 and 2003, the committee engaged Aon Consulting to assist it in reviewing executive compensation.

     Among other things, Aon reviewed historical compensation information for executive officers as well as the terms of various incentive compensation plans of the Company. With respect to the Chief Executive Officer and other officers disclosed in the Summary Compensation Table, Aon compared salary and incentive compensation amounts to similar officers disclosed in proxy statements of a selected peer group of companies. In addition, Aon used data derived from various compensation surveys to compare compensation amounts for MAF Bancorp executives to compensation levels for positions with similar titles and/or responsibilities. Further analysis was performed on the Chief Executive Officer's compensation, comparing it to selected peer group compensation and incorporating the financial performances for these companies as well as for MAF Bancorp.

     In addition to survey and peer group analyses provided by Aon, the Committee historically has used compensation data taken from SNL Securities compilations to compare compensation levels of the Company's top five highest paid executives (including the chief executive officer) with those of a peer group. In conducting this analysis for its December 15, 2004 meeting, the committee used information from the 2004 SNL Executive Compensation Review, covering banks and thrifts. The peer group used for this comparison included 20 companies with median total assets and return on equity results for 2003 of $11.0 billion and 14.6%, respectively. The group included the same companies used in Aon's peer group in 2003 except for two companies who were acquired during 2004.

     At their December 15, 2004 meeting, the committee also utilized "tally sheets" prepared by management, which summarized all 2004 compensation and perquisites for the Company's 12 executive officers. The committee was also provided summaries of historical amounts of base salaries, annual bonuses and stock-based compensation awards for purposes of the meeting. The committee reviewed this information, the peer group survey and the Company's executive compensation programs in detail at the meeting. Outside legal counsel experienced in executive compensation matters was present at the meeting to consult with the committee. The committee reviewed the performance and determined the compensation of the chief executive officer without any members of management present in the meeting.

     EXECUTIVE COMPENSATION PHILOSOPHY. The Compensation Committee has the following goals for the compensation programs relating to the executives of the Company and the Bank:

     o to maintain the amount of "fixed" compensation costs at reasonable levels by targeting base salaries at average to moderately above average competitive levels;

     o to link a significant portion of total compensation to achievement of performance-based goals, such as the Company's earnings per share results;

     o to provide motivation for the executive officers to enhance long-term shareholder value by linking a portion of their compensation to the future appreciation in the value of the Company's common stock relative to a market index; and

     o to retain quality executive officers and allow the Company to attract talented executives in the future. In pursuing this goal, the committee recognizes the need to address evolving executive compensation practices and to be competitive in responding to changing trends while promoting shareholders' best interest.

     Executive officers' compensation consists principally of salary, annual incentive bonuses, grants of stock-based performance units and stock options and participation in the Company's deferred compensation plan and supplemental executive retirement plan. In addition, executive officers are party to either an employment agreement or a change-in-control agreement providing certain severance benefits and receive various executive perquisites. Executives also participate in the Company's various employee benefit plans under the same terms as are applicable to all employees.

     The Committee pursues the goal of linking executive compensation to the Company's financial performance through annual bonus awards, and linking executive compensation to the Company's stock price performance through performance unit awards and stock option grants. All bonuses and awards are intended to motivate executives to take actions that will favorably impact the Company's annual, as well as long-term, profitability.

     BASE SALARIES. In establishing base salaries for 2004, the Committee met in December 2003 and reviewed information from the Aon analysis as well as recommendations from the Chief Executive Officer. The median percentage increase in base salaries awarded at that time for the executive officers was 4.8%. Taking into account the blended salary amounts for 2003 (mid-year salary increases had been awarded in 2003), the median percentage increase for these executive officers was 10.9%.

     At its December 15, 2004 meeting, the Committee determined to increase base salaries for the Company's executive officers. The median base salary increase was 4.5% for 2005.

     ANNUAL INCENTIVE BONUSES. Annual incentive bonuses are awarded to eligible officers pursuant to the MAF Incentive Compensation Plan ("Incentive Plan"), which was approved by shareholders in November 2003. For 2004, officers were classified in one of three different bonus pools, based on their position within the Company, which determined their bonus opportunity level. In early 2004, the Committee established a performance goal based on 2004 diluted earnings per share results and approved a bonus matrix comprised of bonus opportunity amounts (defined as percentages of 2004 base salary) that were dependent on achieving minimum and incrementally increasing earnings per share amounts. The bonus matrix is set forth below:

                         2004 ANNUAL BONUS OPPORTUNITIES
                               (% of base salary)

                                 2004 EPS
        PERFORMANCE LEVEL        RESULTS    TIER 1    TIER 2   TIER 3
------------------------------- ---------   ------    ------   ------
Threshold (90%)................   $3.24      30.0%     25.0%    22.5%
Target (100%)..................    3.60      60.0%     50.0%    45.0%
Superior (110%)................    3.96      90.0%     75.0%    67.5%

     Messrs. A. Koranda and K. Koranda participate in Tier 1 of the bonus pool. Messrs. Weberling and Rusdal participate in Tier 2 of the bonus pool. Mr. Haider and Ms. Wheeler, along with a number of other officers, participate in Tier 3 of the bonus pool.

     The Committee also set forth four safety and soundness standards that the Company needed to satisfy in order for annual bonuses to be paid for 2004. These included: (a) a minimum 5% Bank tangible capital ratio; (b) a minimum 10% Bank risk-based capital ratio; (c) a maximum 2% non-performing assets to total assets ratio; and (d) a one-year cumulative interest sensitivity gap within the range of plus or minus 15%.

     In 2004, diluted EPS equaled $3.01 per share. Although all of the safety soundness standards were met, the earnings per share performance was below the minimum level (or threshold performance) at which bonuses were to be paid. While the Committee has discretion under the Incentive Plan to consider unusual items that impacted earnings per share results for the Company, and to consider individual performance in determining bonus amounts, the Committee determined not to award annual bonuses to executives for 2004 in light of the EPS shortfall. In reaching its conclusion, the Committee noted that management had performed well during 2004 in completing the integration of the St. Francis acquisition, addressing the new regulatory requirements of the Sarbanes-Oxley Act and responding to the significant slowdown in mortgage refinancing activity, all of which events impacted the Company's financial performance for the year.

     STOCK-BASED PERFORMANCE UNIT GRANTS. Performance unit awards have been granted annually to executive officers with a three-year performance period. The Committee has broad discretion under the Incentive Plan in determining how the long-term incentive program operates and may redesign the structure of future awards as it deems appropriate. Under the current program, the number of units granted to each participant is dependent on the executive's classification in one of three different tiers, and the payouts, if any, with respect to the performance units are tied to total shareholder return over the three-year performance period. The value of performance units, which is paid in cash, is determined at the end of a three-year period based on the stock price performance of MAF Bancorp (including reinvested dividends) relative to companies included in the S&P 500 Index.

     In order for the performance units to be worth their targeted value, the stock price performance of MAF Bancorp must be in the 60th percentile of the S&P 500 Index (target performance) at the end of the three-year measurement period. If the stock price performance ranks in the 50th percentile of the S&P 500 Index, the performance units will be worth 50% of their targeted value, while performance in the 90th percentile of the S&P 500 Index will result in the performance units being worth 200% of their targeted value. If the Company's stock price performance does not rank at least in the 50th percentile of the S&P 500 Index for the three-year measurement period, or if MAF Bancorp's stock price appreciation, including reinvested dividends, does not exceed a specified total shareholder return hurdle for the three-year period, the performance units will have no value.

     The matrix below sets forth the potential value of performance units awarded for the three-year period that ended on December 31, 2004, based on:
(a) a participant's base salary in the year prior to the year in which the performance period begins; (b) a participant's classification into one of three tiers; and (c) the percentile stock performance ranking of MAF Bancorp at the end of the three-year measurement period relative to the 500 companies included in the S&P 500 Index.

                           VALUE OF PERFORMANCE UNITS

                           TIER 1                            TIER 2                             TIER 3
               ------------------------------    -----------------------------      -----------------------------
               THRESHOLD   TARGET   SUPERIOR     THRESHOLD   TARGET   SUPERIOR      THRESHOLD   TARGET   SUPERIOR
                (50TH )    (60TH)    (90TH)       (50TH )    (60TH)    (90TH)        (50TH )    (60TH)    (90TH)
               ---------  --------  --------     ---------  --------  --------      ---------  --------  --------
BASE SALARY
-----------
$150,000.....  $22,500    $ 45,000  $ 90,000     $18,750    $ 37,500   $ 75,000     $16,875    $ 33,750  $ 67,500
$250,000.....   37,500      75,000   150,000      31,250      62,500    125,000      28,125      56,250   112,500
$350,000.....   52,500     105,000   210,000      43,750      87,500    175,000      39,375      78,750   157,500
$450,000.....   67,500     135,000   270,000      56,250     112,500    225,000      50,625     101,250   202,500

     Messrs. A. Koranda and K. Koranda are classified in Tier 1, Messrs. Weberling and Rusdal are classified in Tier 2 and Mr. Haider and Ms. Wheeler are in the Tier 3 category along with certain other executive officers. Performance units for the performance period beginning January 1, 2002 were valued at the end of their three-year performance period on December 31, 2004. The total return on MAF Bancorp Common Stock was 60.6% during this performance period and ranked in the 73rd percentile when compared to companies in the S&P 500 Index. As a result, for the performance period ended on December 31, 2004, the Chief Executive Officer and the top five other highest paid executive officers received a payout for the long-term incentive plan units, as reflected in the Summary Compensation Table below.

     At its Compensation Committee meeting in December 2003, the Compensation Committee granted performance units to executive officers for the performance period that begins on January 1, 2004 and ends on December 31, 2006. At its Compensation Committee meeting in December 2004, the Compensation Committee granted performance units to executive officers for the performance period that begins on January 1, 2005 and ends on December 31, 2007. The structure of these awards is similar to that shown in the table above.

     STOCK OPTIONS. The Board believes it is in the best interests of shareholders to have a significant portion of executives' compensation comprised of stock-based compensation to closely align executives' interests with those of shareholders. Historically, the committee has generally awarded stock-based compensation to executives in the form of stock options. The Incentive Plan provides the Compensation Committee with the authority to grant discretionary stock option awards (at an exercise price of not less than 100% of the fair market value of the Common Stock on the date of grant) to executives, directors and employees.

     The stock options awarded by the committee at its December 15, 2004 meeting were determined after reviewing the value of such individual awards under a Black Scholes pricing model and after assessing the aggregate number of stock option and restricted stock awards for 2004 relative to total outstanding shares. The aggregate number of shares covered by stock options and restricted stock awards in 2004 was 500,540, or 1.50% of outstanding shares.

     In determining individual option grant amounts, the committee also reviewed the number of outstanding stock options for each executive, the aggregate value of such options and the percentage of such value represented by vested options. The committee took into account each executive officer's individual performance, level of responsibility and position within the Company. The committee also considered the impact of the pending change in accounting rules that will require the mandatory expensing of stock options that vest after June 30, 2005. All stock options granted at the December 15, 2004 meeting were granted at an exercise price of $44.87 per share and vested 100% on the date of grant, a change from past practice of establishing vesting schedules of two to three years.

     DEFERRED COMPENSATION PLAN. Executive officers, along with certain other corporate officers, may elect to participate in a deferred compensation plan under which they can defer up to 25% of their salary and bonuses. Participants are unsecured creditors of the Company with respect to deferred amounts, which earn interest credits (unless a participant elects to earn a total return based on an investment in the Company's common stock) at a rate equal to 130% of the Moody's Corporate Bond index. For 2004, this rate was equal to 8.27%. The committee and the Board have established the interest rate paid on deferred amounts at a level that is modestly higher than prevailing rates for comparable investments and to that extent, it represents a component of executives' compensation packages.

     At its December 15, 2004 meeting, the committee reviewed the balances of executive officers' deferred compensation accounts, interest paid on such accounts over the past three years and a calculation of the excess of the actual interest paid during each of those three years over the interest calculated using a rate equal to 120% of an applicable federal rate. Effective January 1, 2005, the Committee decreased the rate of interest paid on deferred amounts from 130% of the Moody's rate to 110% of the Moody's rate. The committee believes the lower interest rate still provides a reasonable compensation benefit for executives while achieving expense savings that will benefit the Company.

     SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN. Executive officers also participate in a supplemental executive retirement plan ("SERP"). At its December 15, 2004 meeting, the committee reviewed the benefits earned under this plan for each of its executive officers based on service through December 31, 2004 and based on a scenario involving a change-in-control of the Company (in which case participants receive ten additional years of service credit under the SERP). The committee believes providing a SERP for executives is appropriate given the limitations on providing retirement benefits to a company's more highly-paid employees under qualified plans.

     CHIEF EXECUTIVE OFFICER'S COMPENSATION. In establishing Allen H. Koranda's compensation for 2004, the committee considered individual performance, peer group comparisons, and the committee's philosophy regarding CEO compensation.

     At its December 15, 2004 meeting, the committee discussed Mr. Koranda's performance without him present. While the earnings results for 2004 were below the expectations the Company had set at the beginning of the year, the committee believes Mr. Koranda has been instrumental in guiding the Company on a growth and market expansion strategy that included completing and assimilating three acquisitions over an 18-month period. Additionally, Mr. Koranda has accomplished these initiatives while leading the Company to strong earnings results and stock price performances when measured over a number of years.

     As discussed above, Aon Consulting was retained in 2003 for a compensation review which included assessing the compensation of Mr. Koranda. Aon found that relative to compensation for chief executive officers of a selected peer group of companies, as well as in comparison to published survey compensation data for organizations in a similar industry and of a similar size, Mr. Koranda's compensation was below the market median.

     Mr. Koranda's compensation package reflects the philosophy that compensation for the chief executive officer at MAF should not be many multiple times greater than that of other senior MAF executive officers, who also have been important in shaping and leading MAF's strategy and performance. The committee has historically maintained a relatively tight spread between the chief executive officer's compensation and that of other senior executive officers, compared to what may exist at other companies.

     Mr. Koranda's base salary for 2004 was $405,000, which represented a 7.6% increase over total base salary paid to him in 2003. Mr. Koranda also received an annual retainer as a director of the Company and the Bank totaling $24,000, a 4.3% increase from 2003. In December 2004, the Chief Executive Officer's base salary was increased by 4.0% to $421,000 for 2005.

     As discussed above, Mr. Koranda did not receive an annual incentive bonus for 2004 because the Company did not achieve the earnings per share goals established at the beginning of the year. He received a cash payout of $142,992 in early 2005 relating to previously-granted performance units with a 3-year performance period which ended on December 31, 2004. At the meeting on December 15, 2004, the Committee awarded Mr. Koranda performance units that could result in a cash payment to him in the range of $60,750-$243,000 depending on how MAF's stock price performance ranks relative to the stock price performance of S&P 500 Index companies for the three-year period that ends on December 31, 2007. The chief executive officer was also awarded a discretionary stock option grant covering 50,000 shares for 2004 on the basis of the factors described above. Based upon the recommendation of the Committee, the Board acted to extend Mr. Koranda's three-year employment agreement for an additional one year in accordance with the annual extension provision in the contract.

     SECTION 162(M). The Compensation Committee does not believe that the provisions of Section 162(m) of the Internal Revenue Code of 1986, as amended, relating to the deductibility of compensation paid to the chief executive officer and the five other most highly compensated executive officers, will limit the deductibility of the executive compensation currently expected to be paid by the Company. The Compensation Committee will continue to evaluate the impact, if any, of such provisions and take such actions as it deems appropriate.

     REVIEW OF ALL COMPONENTS OF EXECUTIVE COMPENSATION. The Committee has reviewed all components of the chief executive officer and the five other most highly compensated executive officers' compensation, including base salary, annual bonus, performance unit awards, stock option grants, accumulated vested and unvested stock option gains, actual projected payout obligations under the SERP based on service through 2004 and based on a change in control scenario, accumulated payout obligations under the deferred compensation plan including interest earned for 2004, change in control benefits under employment and special termination agreements (including currently estimated tax gross-up payments) and miscellaneous perquisites. At its December 15, 2004 meeting, in consultation with outside counsel, the Committee reviewed the tally sheets prepared by management setting forth all of the above components.

     THE COMMITTEE'S CONCLUSION. Based on this review, the committee believes the chief executive officer's and five other most highly compensated executive officers' total compensation is reasonable and consistent with the Company's compensation policies.

     Submitted by the Administrative/Compensation Committee of the Company's Board of Directors.

                  Robert J. Bowles, MD (Chairman)
                  Harris W. Fawell
                  F. William Trescott
                  Andrew J. Zych

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Three individuals, Messrs. A. Koranda, K. Koranda, and J. Weberling, who are executive officers of the Company serve on the board of directors of the Bank. These same individuals are also executive officers of the Bank and serve as directors of the Company. None of them serves as a member of the Compensation Committee of the Company.

STOCK PERFORMANCE GRAPH

     The following graph shows a comparison of cumulative total shareholder return (including reinvested dividends) on the Company's common stock, with the cumulative total returns of both a broad-market index and a peer group index for the period December 31, 1999 through December 31, 2004. The broad-market index chosen was the Nasdaq Market Index, and the peer group index chosen was the CoreData Savings and Loan Industry Group, comprised of savings and loan institutions, which is the same peer group index we have used in past years. The data was provided by CoreData, Inc. (formerly known as Media General Financial Services). The shareholder returns are measured based on an assumed investment of $100 on December 31, 1999.

            COMPARISON OF CUMULATIVE TOTAL RETURN AMONG MAF BANCORP,
                    PEER GROUP INDEX AND NASDAQ MARKET INDEX

              [CHART APPEARS HERE WITH THE FOLLOWING DATA POINTS]

                                       12/31/99      12/29/00     12/31/01     12/31/02     12/31/03     12/31/04
                                       --------      --------     --------     --------     --------     --------
MAF Bancorp......................       100.00        138.46       146.03       171.22       215.08       235.52
Peer Group Index.................       100.00        162.10       172.33       203.08       282.47       312.84
Nasdaq Market Index..............       100.00         62.85        50.10        34.95        52.55        56.97

     A. The lines represent yearly index levels derived from compounded returns that include all dividends.
     B. If the fiscal year end is not a trading day, the preceding day is used.
     C.   The Index level for all series was set to $100.00 on 12/31/99.

SUMMARY COMPENSATION TABLE

     The following table shows, for the years ended December 31, 2004, 2003 and 2002, the cash compensation paid, as well as certain other compensation paid or accrued for those periods, to the Chief Executive Officer and the other five highest paid executive officers ("Named Executive Officers") of the Company.

                                                    ANNUAL COMPENSATION             LONG TERM COMPENSATION
                                              -------------------------------  --------------------------------
                                                                                       AWARDS           PAYOUTS
                                                                               -----------------------  -------     ALL
                                                                    OTHER                   SECURITIES             OTHER
                                                                    ANNUAL     RESTRICTED   UNDERLYING    LTIP     COMPEN-
                                              SALARY     BONUS      COMPEN-      STOCK       OPTIONS/   PAYOUTS    SATION
   NAME AND PRINCIPAL POSITION        YEAR    ($)(1)     ($)(2)   SATION($)(3)  AWARDS($)    SARS#(4)      ($)     ($)(5)
---------------------------------     ----   --------   --------  ------------ ----------   ----------  --------   -------
Allen H. Koranda;                     2004   $443,923          -        -           -         50,000    $142,992   $58,379
Chairman of the Board                 2003    398,772   $205,704        -           -         39,000     159,705    77,845
& Chief Executive Officer             2002    368,881    248,804        -           -         45,000     179,100    66,085

Kenneth R. Koranda;                   2004    443,923          -        -           -         50,000     142,992    95,138
President and Vice Chairman           2003    398,772    205,704        -           -         39,000     159,705   123,297
                                      2002    368,881    248,804        -           -         45,000     179,100    98,644

Jerry A. Weberling;                   2004    314,269          -        -           -         30,000      79,920    21,767
Executive Vice President and          2003    278,000    116,434        -           -         25,000      88,725    26,630
Chief Financial Officer               2002    254,100    139,344        -           -         30,000      99,500    24,184

Kenneth B. Rusdal;                    2004    256,077          -        -           -         25,000      69,120    22,870
Senior Vice President -               2003    224,038    102,334        -           -         22,000      76,050    27,360
Operations and Information Systems    2002    204,501    121,594        -           -         25,000      84,575    24,147

William G. Haider;                    2004    228,077          -        -           -         20,000      54,144    18,874
President - MAF Developments, Inc.    2003    198,077     81,494        -           -         17,000      58,981    21,315
                                      2002    179,500     96,154        -           -         20,000      64,874    19,204

Sharon M. Wheeler;                    2004    228,077          -        -           -         20,000      54,144    29,488
Senior Vice President -               2003    198,077     81,494        -           -         17,000      58,981    35,833
Residential Lending                   2002    179,500     96,154        -           -         20,000      64,874    30,972

---------------------------------------
(1) Includes amounts deferred at the election of the officer, under the Bank's deferred compensation plans and profit sharing/401(k) plan and includes directors' fees earned by Messrs. A. Koranda, K. Koranda and Weberling.
(2) Includes bonuses earned pursuant to the Bank's annual incentive program, which bases bonuses upon percentages of officers' salaries if the Bank meets certain financial performance goals.
(3) For 2004, 2003 and 2002, excludes the value of perquisites where the aggregate does not exceed the lesser of $50,000, or 10% of the individual's total salary and bonus for the years. Perquisites include use of company-owned automobile, payment for unused vacation, club dues and other miscellaneous benefits.
(4) Option grants listed in the table were made pursuant to the MAF Bancorp, Inc. 1990 Incentive Stock Option Plan, the MAF Bancorp, Inc. 2000 Stock Option Plan and the MAF Bancorp Incentive Compensation Plan. Options granted to the Named Executive Officers under these plans become exercisable at various dates as determined at the time of grant by the Administrative/Compensation Committee of the Board of Directors. Options are granted at an exercise price equal to 100% of the fair market value of the common stock on the date of grant. Options granted to Named Executive Officers for 2004, 2003 and 2002 have exercise prices of $44.87 per share, $42.22 per share and $34.11 per share, respectively. Options granted in 2002 include limited rights, which are exercisable upon a change in control.
(5) Includes for 2004: (1) contributions to the Company's Employee Stock Ownership Plan valued at $2,785 as of December 31, 2004 for each of Messrs. A. Koranda, K. Koranda, Weberling, Rusdal, Haider and Ms. Wheeler;
      (2) contributions to the Bank's profit sharing plan, representing discretionary employer contributions, 401(k) employer-matching contributions and forfeiture allocations, of $8,667 each for Messrs. A. Koranda, K. Koranda, Weberling, Rusdal, Haider and Ms. Wheeler; and (3) amounts accrued in the deferred compensation plan relating to the excess of the plan's interest rates over 120% of the applicable federal long-term interest rates, of $46,927, $83,686, $10,315, $11,418, $7,422 and $18,036
      for Messrs. A. Koranda, K. Koranda, Weberling, Rusdal, Haider and Ms. Wheeler, respectively.

EMPLOYMENT AND SPECIAL TERMINATION AGREEMENTS

     The Company and the Bank have entered into employment agreements with Allen H. Koranda, Kenneth R. Koranda and Jerry A. Weberling. The Company and the Bank have also entered into special termination agreements with certain executive officers of the Company and the Bank, including Kenneth B. Rusdal, William G. Haider and Sharon M. Wheeler. Such employment and special termination agreements are designed to ensure that the Company and the Bank will be able to maintain a stable and experienced management base.

     EMPLOYMENT AGREEMENTS. The employment agreements with Messrs. A. Koranda,
K. Koranda and Weberling provide for three-year terms. Prior to each anniversary date, the Board of Directors of the Company or the Bank may extend the term of the agreements by an additional year so that the remaining terms are approximately three years. The current term of each of the agreements expires on December 31, 2007. The agreements provide for an annual base salary, which is reviewed annually, to be paid by the Bank, or the Company in lieu of the Bank. In addition to base salary, each agreement provides, among other things, for participation in benefit plans and other fringe benefits applicable to executive officers.

     The agreements with Messrs. A. Koranda, K. Koranda and Weberling permit termination by the Company and the Bank for "cause," as defined in the agreements, at any time. In the event the Company and the Bank choose to terminate an executive's employment for reasons other than as a result of a change in control (as defined in the agreements) and other than for cause, or in the event of an executive's resignation from the Company or the Bank upon (i) failure to re-elect executive to the executive's current offices and, in the case of Messrs. A. Koranda or K. Koranda, to re-nominate him as a director of the Company and the Bank; (ii) a material lessening of the executive's functions, duties or responsibilities; (iii) a liquidation, dissolution, consolidation or merger in which the Company or the Bank is not the resulting entity; or (iv) a breach of the agreement by the Company or the Bank, the executive or, in the event of death, the executive's beneficiary, as the case may be, would be entitled to a payment equal to the greater of the amount payable to the executive for the remaining term of the agreement or three times the executive's average annual salary and annual bonus paid over the prior three years. The Company and the Bank would also continue the executive's life, health and disability coverage for thirty-six months or, if earlier, until the executive is employed by another employer. The continued life, health and disability benefits provided under the agreements would apply to the executive and to any other dependents covered under the Bank's life, health and disability plans prior to the termination. If termination results from a change in control of the Company or the Bank, as defined in the agreements, followed by the executive's subsequent termination of employment, the executive would be entitled to a termination payment equal to three times the executive's average annual salary and annual bonus paid over the prior three years (which, if payable currently, would result in payments of approximately $1,597,000, $1,597,000 and $1,035,000 for Messrs. A. Koranda, K. Koranda and Weberling, respectively, exclusive of any additional payment which may be due to each individual relating to the reimbursement of excise taxes, as discussed below).

     SPECIAL TERMINATION AGREEMENTS. Special termination agreements among the Company, the Bank and certain executive officers, including Kenneth B. Rusdal, William G. Haider and Sharon M. Wheeler, provide for three-year terms. The current term of each of the agreements expires on December 31, 2007. Prior to each anniversary date, the Board of Directors of the Company or the Bank may extend the agreements so that the remaining term shall be approximately three years. Each agreement provides that at any time following a change in control of the Company or the Bank, as defined in the agreements, if the Company or the Bank were to terminate the executive's employment for any reason other than "cause," as defined in the agreements, or if the executive were to elect to terminate his or her own employment following his or her demotion, loss of title, office or significant authority, a reduction in his or her compensation, or relocation of his or her principal place of employment, the executive would be entitled to receive a termination payment in an amount equal to three times his or her average annual salary and annual bonus paid over the three previous years of his or her employment (which, if payable currently, would result in payments of approximately $908,000, $784,000 and $784,000 for Messrs. Rusdal, Haider and Ms. Wheeler, respectively, exclusive of any additional payment which may be due to each individual relating to the reimbursement of excise taxes, as discussed below). The Company and the Bank would also continue the executive's life, health and disability coverage for thirty-six months or, if earlier, until the executive is employed by another employer. The continued life, health and disability benefits provided under the agreements would apply to the executive and to any other dependents covered under the Bank's life, health and disability plans prior to the change in control.

     Payments upon a change in control under the employment agreements and special termination agreements could constitute excess parachute payments under
Section 280G of the Internal Revenue Code (the "Code"), which may result in the imposition of an excise tax on the recipient and denial of the deduction for such excess amounts to the Company and the Bank. The agreements provide that benefits payable following a change in control will, in most cases, be increased by the amount necessary to reimburse the executive officer for the amount, if any, of the excise tax and any related tax due on such reimbursement payment.

     In addition, upon a change in control, all unvested stock options become immediately exercisable and participants in the supplemental executive retirement plan receive an additional ten years of credited service, subject to the limitations in the plan described below.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

     The Bank has a supplemental executive retirement plan ("SERP") for the purpose of providing certain retirement benefits to executive officers and other corporate officers approved by the Board of Directors. The annual retirement plan benefit under the SERP is calculated by multiplying 2% of final average salary (defined as the average annual salary over the past 60 months) times the years of service after 1994, or such later date that a participant enters the plan ("Years of Service"). In most cases, ten additional Years of Service will be credited to participants in the event of a change in control transaction, although credited years of service may not exceed 20 years or, if lesser, the number of years of service assuming employment until age 68. The maximum annual retirement benefit is equal to 40% of final average salary. Benefits are payable in various forms in the event of retirement, death, disability and separation from service, subject to certain conditions defined in the plan. The SERP also provides for certain death benefits to the extent such amounts exceed a participant's accrued benefit under the SERP at the time of death.

     The following table shows the annual benefits payable upon retirement under the SERP, based on the specified final average salary amounts and service periods.

                              YEARS OF CREDITED SERVICE (1)(2)
   FINAL AVERAGE    -------------------------------------------------
      SALARY           5             10           15            20
   -------------    -------       -------      --------      --------
      $80,000       $ 8,000       $16,000      $ 24,000      $ 32,000
      120,000        12,000        24,000        36,000        48,000
      160,000        16,000        32,000        48,000        64,000
      200,000        20,000        40,000        60,000        80,000
      240,000        24,000        48,000        72,000        96,000
      280,000        28,000        56,000        84,000       112,000
      320,000        32,000        64,000        96,000       128,000
      360,000        36,000        72,000       108,000       144,000
      400,000        40,000        80,000       120,000       160,000
      440,000        44,000        88,000       132,000       176,000

--------------------
(1) Benefits shown are computed on the basis of a single life annuity. Other forms of benefit payments are available under the SERP and would be determined based on the actuarial equivalent amount of the single life annuity payment.
(2) Messrs. A. Koranda, K. Koranda, Weberling, Rusdal, Haider and Ms. Wheeler have ten credited years of service as of December 31, 2004. Through December 31, 2004, Messrs. A. Koranda, K. Koranda, Weberling, Rusdal, Haider and Ms. Wheeler have qualified for annual retirement benefits payable under the SERP equal to approximately $71,100, $71,100, $48,100, $41,900, $36,800 and $36,800, respectively. Such annual payments are payable for life beginning at the later of their retirement date or age 60, although participants may elect to receive reduced SERP benefits beginning at age 55.

EXECUTIVE DEFERRED COMPENSATION PLAN

     The Bank maintains a deferred compensation plan for executive officers and certain other corporate officers designated by the Administrative/Compensation Committee. The deferred compensation plans allow participants to defer up to 25% of their salary and certain bonuses. Any deferred amounts that were otherwise payable to the individual in the years shown are included in the Summary Compensation Table for the Named Executive Officers. Plan participants have the option to have their deferred amounts earn interest credits at 130% (110% effective January 1, 2005) of the Moody's corporate bond rate or to earn a total return based on an investment in MAF Bancorp common stock. Amounts deferred remain the property of the Bank and the plan provides for certain death benefits to the extent they exceed the value of a participant's account balance. At December 31, 2004, the deferred compensation account balances, including account balances relating to deferred directors fees (see "Directors Compensation - Directors' Deferred Compensation Plan") where applicable, for Messrs. A. Koranda, K. Koranda, Weberling, Rusdal, Haider and Ms. Wheeler were valued at approximately $2.1 million, $4.0 million, $739,000, $515,000, $377,000 and
$816,000, respectively.

OPTION PLANS

     The table below lists all grants of options under the MAF Bancorp Incentive Compensation Plan to the Named Executive Officers for the year ended
December 31, 2004, and contains certain information about grant-date valuation of the options.

                    OPTIONS/SAR GRANTS IN LAST FISCAL YEAR(1)
                    -----------------------------------------

                                INDIVIDUAL GRANTS
                                -----------------

                                 NUMBER OF          PERCENT OF
                                 SECURITIES           TOTAL                                             GRANT
                                 UNDERLYING        OPTIONS/SARS        EXERCISE                         DATE
                                OPTIONS/SARS        GRANTED TO          OR BASE                        PRESENT
                                  GRANTED          EMPLOYEES IN          PRICE        EXPIRATION        VALUE
            NAME                   (#)(2)          FISCAL YEAR        ($/SHARE)(3)      DATE(4)         ($)(5)
---------------------------     ------------       ------------       ------------    ----------       ---------
Allen H. Koranda...........        50,000             11.2%            $ 44.87         12/15/14        $663,500
Kenneth R. Koranda.........        50,000             11.2               44.87         12/15/14         663,500
Jerry A. Weberling.........        30,000              6.7               44.87         12/15/14         398,100
Kenneth B. Rusdal..........        25,000              5.6               44.87         12/15/14         331,750
William G. Haider..........        20,000              4.5               44.87         12/15/14         265,400
Sharon M. Wheeler..........        20,000              4.5               44.87         12/15/14         265,400

--------------------
(1) The options shown in this table were granted on December 15, 2004 under the MAF Bancorp Incentive Compensation Plan.
(2) Options shown in the table were immediately exercisable on December 15, 2004.
(3) Payment of the purchase price may be made in cash or in whole or in part through the surrender of previously-held shares of common stock at the fair market value of such shares on the date of exercise. The exercise price of stock options granted to the Named Executive Officers was equal to 100% of the fair market value of the common stock on the date the options were granted.
(4)  The option term is ten years.
(5) The method used is a variation of the Black-Scholes option pricing model and reflects the following assumptions as of the December 15, 2004 grant date for the options shown in the table: (a) fair market value of the common stock on the date of grant equal to $44.87 per share; (b) expected dividend yield on the common stock of 1.87%; (c) calculated volatility of the price of the common stock equal to 25.87%, determined based on the closing end-of-week stock prices for the most recent 390 weeks ending prior to the date of grant; and (d) a risk-free interest rate equal to 4.17%. The actual value, if any, an executive officer may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised. There is no assurance that the value realized will be at or near the value estimated by the Black-Scholes valuation model.

     The following table shows options exercised by the Named Executive Officers during 2004, including the aggregate value of such options realized on the date of exercise. In addition, the table provides certain information with respect to the number of shares of common stock represented by outstanding stock options held by the Named Executive Officers as of December 31, 2004. Also reported are the values for "in-the-money" options, which represent the positive spread between the exercise price of any such existing stock options and the year-end price of the common stock.

             AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                        FISCAL YEAR-END OPTION/SAR VALUES
                        ---------------------------------

                                                                NUMBER OF SECURITIES
                                                               UNDERLYING UNEXERCISED           VALUE OF UNEXERCISED
                             SHARES                            OPTIONS/SARS AT FISCAL        IN-THE- MONEY OPTIONS/SARS
                            ACQUIRED                                 YEAR-END(#)              AT FISCAL YEAR-END ($)(1)
                               ON             VALUE          -------------------------       -------------------------
         NAME              EXERCISE(#)      REALIZED($)      EXERCISABLE/UNEXERCISABLE       EXERCISABLE/UNEXERCISABLE
----------------------     ----------       -----------      -------------------------       -------------------------
Allen H. Koranda             14,496         $  456,476            426,697 / 31,875             $7,327,696  / $268,178
Kenneth R. Koranda           32,477          1,052,619            406,827 / 31,875              6,687,957  /  268,178
Jerry A. Weberling            6,750            227,254            208,378 / 21,884              3,123,556  /  187,925
Kenneth B. Rusdal            31,567            711,301            134,140 / 19,217              1,760,897  /  167,472
William G. Haider             2,208             67,520            137,810 / 15,883              2,160,946  /  145,284
Sharon M. Wheeler             2,208             67,200            137,810 / 15,883              2,160,946  /  145,284

----------------------------
(1) Reflects market value of underlying securities at December 31, 2004 ($44.82 per share), minus the exercise or base price per share.

LONG-TERM INCENTIVE AWARDS

     The table below provides certain information relating to performance share units granted to the Named Executive Officers as long-term incentive awards under the MAF Incentive Plan for the performance period that begins on January 1, 2004 and ends on December 31, 2006. Each unit entitles the participant to a cash payout equal to a specified percentage of his or her base salary if specified stock price performance goals are met. The value of the performance units, if any, is to be paid in cash to the recipient at the end of a three-year performance period. The value of the units is determined based on the three-year stock price performance (including reinvested dividends) of MAF Bancorp Common Stock relative to the S&P 500 Index.


             LONG-TERM INCENTIVE PLAN -- AWARDS IN LAST FISCAL YEAR
             ------------------------------------------------------

                               NUMBER OF     PERFORMANCE OR        ESTIMATED FUTURE PAYOUTS UNDER
                                SHARES,       OTHER PERIOD         NON-STOCK PRICE BASED PLANS (1)
                               UNITS OR          UNTIL         -------------------------------------
                                OTHER        MATURATION OR     THRESHOLD     TARGET       MAXIMUM
           NAME                RIGHTS (#)        PAYOUT        ($ OR #)     ($ OR #)      ($ OR #)
--------------------------    -----------    --------------    ---------    ----------    ----------
Allen H. Koranda..........      1,129           3 years          $56,450     $112,900     $225,800
Kenneth R. Koranda........      1,129           3 years           56,450      112,900      225,800
Jerry A. Weberling........        638           3 years           31,900       63,800      127,600
Kenneth B. Rusdal.........        561           3 years           28,050       56,100      112,200
William G. Haider.........        446           3 years           22,300       44,600       89,200
Sharon M. Wheeler.........        446           3 years           22,300       44,600       89,200

------------------------
(1) The threshold, target and maximum payments are based on MAF Bancorp stock price appreciation (including reinvested dividends) ranking in the 50th, 60th and 90th percentile of the S&P 500 Index at the end of the three-year performance period. No payout is to be made if MAF Bancorp's stock price performance ranks below the 50th percentile at the end of the performance period or if MAF Bancorp's stock price performance for the three-year period is less than 15%, regardless of stock price performance relative to the S&P 500 Index.

TRANSACTIONS WITH CERTAIN RELATED PERSONS AND OTHER MATTERS

     Directors, officers and employees of the Company and its subsidiaries are eligible to apply for mortgage, home equity, home improvement, savings account, automobile and education loans. All loans to directors and executive officers are made in the ordinary course of business, do not involve more than the normal risk of collectibility and do not present any unfavorable features. These loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with unaffiliated persons. The Bank's policy is to have all loans to directors and executive officers approved by the Board of Directors of the Bank.

     Pursuant to an employment agreement dated April 19, 1990, as amended, between Allen H. Koranda and MAF Bancorp, failure to nominate Allen H. Koranda to the Board of Directors, if followed by his voluntary or involuntary termination, would obligate the Company to make certain payments to him under the terms of the agreement. The employment agreement dated April 19, 1990, as amended, between Kenneth R. Koranda and MAF Bancorp contains these same provisions.

     In connection with the merger of St. Francis Capital Corporation ("St. Francis") into MAF Bancorp on December 1, 2003, the Company entered into an employment agreement with Thomas R. Perz, who previously served as Chairman and Chief Executive Officer of St. Francis. Pursuant to the employment agreement, Mr. Perz was appointed to the Board of Directors of the Company and the Bank following the closing of the merger, and the agreement provides that he was to be nominated at the 2004 Annual Meeting of Shareholders to serve as a director of the Company for a three-year term of office. Under the employment agreement, Mr. Perz is to serve as a managing director of the Bank through November 30, 2005. The employment agreement provides for an annual base salary of $306,000. Mr. Perz will not be eligible for any bonus amount, but is entitled to participate in other employee benefit plans generally applicable to Bank employees. The agreement provides that in the event Mr. Perz (1) is terminated other than for cause or death, or (2) resigns due to a breach of the agreement by the Company or the Bank, the Bank will continue to pay Mr. Perz's salary through November 30, 2005 and certain medical and dental insurance benefits will continue through November 30, 2006. If, prior to the end of his two-year employment agreement, Mr. Perz's employment is terminated due to his disability, he will be entitled to receive disability benefits equal to 75% of his base salary until the earlier of (a) age 65, (b) the date of his full-time employment with another employer, or (c) the date of his death. During his employment by the Bank and service as a director, and for a period of two years following the end of such service, Mr. Perz is subject to a non-competition agreement that restricts his ability to compete in the market areas served by the Company and prohibits him from soliciting customers or employees of the Company or the Bank. In consideration for entering into the non-competition agreement, Mr. Perz is entitled to receive payments totaling $360,000, which are payable over a 24-month period beginning when his service as an employee and director ceases. Subject to certain limitations and conditions, the Company has also agreed to indemnify Mr. Perz for certain excise taxes and income taxes that may be attributable to certain merger-related payments.

     On September 8, 2000, Mr. Perz entered into a Consent and Stipulation ("Consent") with the SEC to resolve allegations of insider trading involving shares of an unrelated company. The Consent, in which Mr. Perz neither admitted nor denied the allegation, formed the basis for a court order that permanently restrains and enjoins Mr. Perz from engaging in purchases or sales of securities in a manner that violates any federal or state securities law. In connection with the resolution of this matter, Mr. Perz paid a civil penalty of $386,875 and surrendered a similar amount in trading profits plus $60,687 in interest.

     Pursuant to its obligations under the merger agreement relating to the Company's acquisition of Fidelity on July 21, 2003, the Company appointed Raymond S. Stolarczyk to the Board of Directors of the Company and the Bank following the closing of the merger, for a term of office that expires at the annual meeting of shareholders in 2006. The Bank has also assumed the obligation to Mr. Stolarczyk under Fidelity's supplemental executive retirement plan. Mr. Stolarczyk is entitled to receive five annual installment payments of $290,654, plus interest, under the plan, of which three installments remain to be paid.

     Terry A. Ekl, a director of the Company, is a partner in the law firm of Connolly, Ekl & Williams, P.C. During 2004, the Bank paid that firm $381,600 for legal services rendered during 2004. The same law firm leases office space in one of the Bank's office buildings and paid rents to the Bank in the amount of $115,992 during 2004.

     Hugo Koranda, former Chairman of the Board of Directors of the Bank, received an annual retainer and related fees totaling $23,000 for his service during 2004 as Chairman Emeritus. He also had the use of a company-owned automobile during the year, and the Company provided office space for his use. Hugo Koranda is the father of Allen H. Koranda and Kenneth R. Koranda. The sister of Allen H. Koranda and Kenneth R. Koranda serves as president of Mid America Insurance Agency, Inc., a subsidiary of the Bank, and during 2004 her compensation was approximately $81,000 and she received a grant of 200 restricted stock units that vest over a five-year period. Allen H. Koranda's son serves as a vice president of MAF Developments, Inc., the Company's real estate development subsidiary. During 2004, his compensation was approximately $104,500, he received a grant of 200 restricted stock units that vest over a five-year period and he had the use of a company automobile.

     Thomas R. Perz's daughter was employed during 2004 as a loan officer for Mid America Bank and received compensation totaling approximately $122,000.

     In connection with the 1998 acquisition of Westco Bancorp, Inc. and David
C. Burba's related employment agreement, the Company and Mr. Burba, a director of the Company, entered into a non-competition agreement that entitles him to certain payments following termination of his employment with the Company. Mr. Burba retired effective December 31, 2003, and received lump-sum payments of $360,000 during 2004 in satisfaction of these obligations. Pursuant to the agreement, Mr. Burba has agreed that until December 31, 2005, he will not, without the Company's prior consent, engage or participate in depository, lending or other financial services businesses in any community in which the Company or the Bank or any of their affiliates has a financial institution or branch or has sought regulatory approval to acquire or establish a financial institution or branch at the time of termination of employment, or in any community within a prescribed radius of any such institution or branch. The agreement also imposes confidentiality restrictions on Mr. Burba and restricts him from soliciting or encouraging employees of the Company or the Bank to terminate employment. In addition to the payments described above, the company car that Mr. Burba used while an employee of the Bank was also transferred to him. No additional payments are due to Mr. Burba under the non-competition agreement.

     Certain directors of the Company who are also employees or retired employees of the Company or the Bank are entitled following retirement, to receive payments under the Company's SERP or deferred compensation plans or payments under similar plans of acquired entities that were assumed by the Company in connection with such acquisitions.

                   PROPOSAL 2. RATIFICATION OF APPOINTMENT OF
                              INDEPENDENT AUDITORS

         The Company's independent auditors for the year ended December 31, 2004 were KPMG LLP, a registered public accounting firm. The Audit Committee has reappointed KPMG LLP to continue as independent auditors for the Company for the year ending December 31, 2005. Although the selection of the independent registered public accounting firm is, by law, the responsibility of the Audit Committee, the Board of Directors has determined to provide shareholders the opportunity to express their view concerning such appointment by voting on this non-binding ratification proposal.

     UNLESS MARKED TO THE CONTRARY, THE SHARES REPRESENTED BY THE ENCLOSED PROXY CARD, IF EXECUTED, WILL BE VOTED "FOR" THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP, A REGISTERED PUBLIC ACCOUNTING FIRM, AS INDEPENDENT AUDITORS OF THE COMPANY FOR THE YEAR ENDING DECEMBER 31, 2005.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE INDEPENDENT AUDITORS OF THE COMPANY FOR THE YEAR ENDING DECEMBER 31, 2005.

     Representatives of KPMG LLP are expected to attend the meeting. They will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders present at the meeting.

     AUDIT FEES. The aggregate fees payable to KPMG LLP (the "Auditors") for professional services rendered for the audit of the Company's annual financial statements for the fiscal year ended December 31, 2004, including the reviews of its financial statements included in the Company's quarterly reports on Form 10-Q, assistance with Securities Act filings and related matters and consultations on financial accounting and reporting standards arising during the course of the audit or reviews for that fiscal year were $451,175. Included in this total was $184,000 incurred in connection with KPMG's audit and opinion on management's assessment that the Company maintained effective internal control over financial reporting as of December 31, 2004.

     The aggregate fees billed by the Auditors for professional services rendered for the audit of the company's annual financial statements for the fiscal year ended December 31, 2003 and for the reviews of the financial statements included in the company's quarterly reports on Form 10-Q for that fiscal year were $294,400. Certain amounts previously classified as audit fees for 2003 have been reclassified as audit-related fees.

     AUDIT-RELATED FEES. The aggregate fees billed by the Auditors for assurance and related services that are reasonably related to the performance of the audit or review of the Company's financial statements, and are not reported above, were $82,000 for the fiscal year ended December 31, 2004 and $45,800 for the fiscal year ended December 31, 2003. Such services consisted of benefit plan audits, issuance of reports in connection with agreed upon procedures and other reports.

     TAX FEES. The aggregate fees billed by the Auditors for professional tax services rendered were $88,150 for the fiscal year ended December 31, 2004 and $57,264 for the fiscal year ended December 31, 2003. During 2004, all of the fees for tax services related to tax compliance advice and tax preparation services. Such services consisted of assistance in the preparation and review of Federal and state income tax filings, tax assistance relating to acquisitions, assistance in connection with audits, communications with taxing authorities and other tax matters.

     ALL OTHER FEES. For 2004, there were no other fees billed by the Auditors, other than the services described above. In 2003, other fees billed by the Auditors for permissible services rendered to the Company totaled $4,600.

     In accordance with its charter, the Audit Committee pre-approves all audit and permissible non-audit services provided by the Auditors, subject to de minimus exceptions contained in the Exchange Act. These services may include audit services, audit-related services, tax preparation and compliance services and other services. The Audit Committee may not delegate to management its responsibilities to pre-approve services performed by the independent auditors, but has delegated to the Committee Chairman, the authority to approve on behalf of the committee certain proposed services to be provided by the Auditors. All of the 2004 non-audit services described above were pre-approved by the Audit Committee.

REPORT OF THE AUDIT COMMITTEE

     The report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information, by reference, and shall not otherwise be deemed filed under such Acts.

     In accordance with its written charter, the Audit Committee of the Board is responsible for appointment of the Company's independent registered public accounting firm, oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company, and approval in advance of any non-audit services to be provided to the Company by the independent auditors. The committee is composed of four directors, each of whom meets the independence requirements of the listing standards of the Nasdaq Stock Market, on which the Company's securities are listed. Barbara L. Lamb has been designated by the Board as its "audit committee financial expert" based on her educational background in finance and accounting and her professional experience in investment banking.

     During 2004, the committee met 14 times. Among other things, they met to discuss the results of internal audit examinations, and met with the chief financial officer, controller, independent auditors, general counsel, outside corporate counsel and Senior Vice President- Internal Audit to review and discuss critical accounting policies, status of review and compliance with
Section 404 of the Sarbanes Oxley Act of 2002, the Company's press releases announcing quarterly earnings results and the unaudited interim financial information contained in each Form 10-Q filing prior to release of such information or filing of the reports with the SEC. In discharging its oversight responsibility as to the audit process, the Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors' independence consistent with Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees." The committee has considered and discussed with the auditors whether the provision of non-audit services or any other relationships impacted their objectivity and independence and satisfied itself as to the auditors' independence. The committee also discussed with management, the internal auditors and the independent auditors, the quality and adequacy of the Company's internal controls and the internal audit function's organization, responsibilities, budget and staffing. The committee reviewed with the independent and internal auditors, their audit plans, audit scope and identification of audit risks. The Audit Committee has established procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls, or auditing matters, including procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

     Management of the Company is responsible for the preparation, presentation and integrity of the Company's consolidated financial statements and for maintaining appropriate accounting principles, financial reporting policies, internal control over financial reporting and procedures to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for auditing the Company's consolidated financial statements and expressing an opinion on the consolidated financial statements as to their conformity with U.S. generally accepted accounting principles. In addition, the independent registered public accounting firm is responsible for auditing and expressing an opinion on management's assessment that the Company maintained effective internal control over financial reporting.

     The committee reviewed and discussed the audited consolidated financial statements of the Company as of and for the year ended December 31, 2004, with management and the independent registered public accounting firm. The committee also discussed and reviewed with the independent registered public accounting firm communications required by professional standards, including those described in Statement on Auditing Standards No. 61, as amended, "Communication with Audit Committees," and in executive session without management present, discussed and reviewed the results of the independent registered public accounting firm's audits of the consolidated financial statements and internal control over financial reporting.

     Based upon the above-mentioned reports, discussions and reviews, and their assessment of the performance and services provided by KPMG LLP in connection with the 2004 audits, the committee has recommended that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2004 filed with the Securities and Exchange Commission. The committee has also selected KPMG LLP as the Company's independent auditors for the fiscal year ending December 31, 2005.

     Submitted by the Audit Committee of the Company's Board of Directors

            Barbara L. Lamb, Chairman
            F. William Trescott, Vice Chairman
            David J. Drury
            Joe F. Hanauer

                                  OTHER MATTERS

SHAREHOLDER COMMUNICATION

     Shareholders may communicate directly with members of the Board of Directors by writing to the Board of Directors, or any of them, at the executive offices of the Company. Except as provided below, if any written communication is received by the Company and addressed to the Board of Directors of MAF Bancorp, Inc., any committee of the Board or one or more named directors (or addressed to the Secretary of the Company with a request to be forwarded to one or more members of the Board of Directors), the Corporate Secretary shall be responsible for promptly forwarding the correspondence to the appropriate Board member(s). However, any obvious marketing materials or other general solicitations will not be forwarded. Directors will generally respond in writing, or cause the Company to respond, to bona fide shareholder communications that are non-frivolous in nature.

     Directors are expected to attend the Company's annual meeting of shareholders each year in person, whether or not standing for reelection, and make themselves available before and after the meeting to speak with interested shareholders. All of the Company's directors then serving attended the 2004 Annual Meeting of Shareholders.

SHAREHOLDER PROPOSALS

     To be considered for inclusion in the proxy statement and proxy relating to the annual meeting of shareholders to be held in 2006, a shareholder proposal must be received by the Corporate Secretary of the Company at the address set forth on the Notice of Annual Meeting of Shareholders, no later than November 25, 2005. If such annual meeting is held on a date more than 30 calendar days from April 27, 2006, a shareholder proposal must be received by a reasonable time before the proxy solicitation for such annual meeting is made. Any such proposal will be subject to 17 C.F.R. ss.240.14a-8 of the Rules and Regulations of the SEC.

NOTICE OF BUSINESS TO BE CONDUCTED AT THE 2006 ANNUAL MEETING

     The bylaws of the Company provide an advance notice procedure for certain business to be brought before an annual meeting. Under the bylaw provisions currently in effect, in order for a shareholder to properly bring business before the 2006 annual meeting, the shareholder must give written notice to the Corporate Secretary of the Company at the address on the Notice of Annual Meeting of Shareholders. To be timely, a shareholder's notice must be delivered or mailed to and received at the principal executive offices of the Company on or before January 24, 2006, or in the event that the date of the meeting is changed more than 30 days from April 27, 2006, such notice must be delivered or mailed to and received by the Company not later than 90 days in advance of such meeting. The notice of proposed shareholder action must include the shareholder's name and address, as it appears on the Company's record of shareholders, a brief description of the proposed business, the reason for conducting such business at the annual meeting, the class and number of shares of the Company's capital stock that are beneficially owned by such shareholder and any material interest of such shareholder in the proposed business. In the case of nominations to the Board, certain information regarding the nominee must be provided. The shareholder's notice of nomination must contain all information relating to the nominee that is required to be disclosed by the Company's bylaws and by the Exchange Act. These procedures apply to any matter that a shareholder wishes to raise at the 2006 annual meeting, including those matters raised other than pursuant to 17 C.F.R. ss.240.14a-8 of the Rules and Regulations of the SEC. Nothing in this paragraph shall be deemed to require the Company to include in its proxy statement and proxy relating to the 2006 annual meeting any shareholder proposal that does not meet all of the requirements for inclusion established by the SEC in effect at the time such proposal is received.

OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING

     The Board of Directors knows of no business that will be presented for consideration at the meeting other than as stated in the Notice of Annual Meeting of Shareholders. If, however, other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

     Whether or not you intend to be present at the meeting, you are urged to return your proxy card promptly. If you are a record holder and are present at the meeting and wish to vote your shares in person, your proxy may be revoked by voting at the meeting. However, if you are a shareholder whose shares are not registered in your own name, you will need additional documentation from your record holder to vote personally at the meeting.

                                         By Order of the Board of Directors


                                         /s/ Carolyn Pihera

                                         Carolyn Pihera
                                         Corporate Secretary

Clarendon Hills, Illinois
March 25, 2005


     YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

                            [MAF BANCORP, INC. LOGO]

                           ANNUAL MEETING PROXY CARD

             PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE VOTING INSTRUCTIONS.

A.  ELECTION OF DIRECTORS

The Board of Directors recommends a vote FOR each of the listed nominees.

1. Election of Directors for terms of three years each:

                        FOR  WITHHOLD                            FOR  WITHHOLD

01 - Robert J. Bowles   [ ]    [ ]      04 - Barbara L. Lamb     [ ]    [ ]

02 - David C. Burba     [ ]    [ ]      05 - Edward W. Mentzer   [ ]    [ ]

03 - Allen H. Koranda   [ ]    [ ]

B.  RATIFICATION OF INDEPENDENT AUDITORS

The Board of Directors recommends a vote FOR the following proposal.

                                                        FOR   AGAINST  ABSTAIN
2.  Ratification of the appointment of KPMG, LLP, a
    registered public accounting firm, as independent   [ ]     [ ]      [ ]
    auditors of MAF Bancorp, Inc. for the year ending December 31, 2005.


               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS.
                 PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY.




C. AUTHORIZED SIGNATURES - SIGN HERE - THIS SECTION MUST BE COMPLETED FOR YOUR INSTRUCTIONS TO BE EXECUTED.

Note: Please sign exactly as your name appears on this card (do not print).
      Please indicate any change in address. When shares are held by joint tenants, both should sign, but only one signature is required.
      When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature 1 - Please keep signature within the box


----------------------------------------

Signature 2 - Please keep signature within the box


----------------------------------------

Date (mm/dd/yyyy)

__ __ / __ __ / __ __ __ __

                       REVOCABLE PROXY--MAF BANCORP, INC.


                          55TH STREET & HOLMES AVENUE
                        CLARENDON HILLS, ILLINOIS 60514
                                 (630) 325-7300

                         ANNUAL MEETING OF SHAREHOLDERS
                           APRIL 27, 2005, 10:00 A.M.

The undersigned hereby appoints the Board of Directors of MAF Bancorp, Inc. ("MAF Bancorp"), each with full power of substitution, to act as proxies for the undersigned, and to vote all shares of common stock of MAF Bancorp which the undersigned is entitled to vote only at the Annual Meeting of Shareholders (the "Annual Meeting"), to be held on Wednesday, April 27, 2005, at 10:00 a.m., local time, at Marie's Ashton Place, 341 W. 75th Street, Willowbrook, Illinois 60514, and at any and all adjournments thereof, as marked on the reverse side.

THIS PROXY IS REVOCABLE AND WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE PROPOSAL LISTED. If any other business is presented at the Annual Meeting, including whether or not to adjourn the meeting, this proxy will be voted by those named in this proxy in their best judgment. As of March 25, 2005, the Board of Directors knows of no other business to be presented at the Annual Meeting.

The undersigned hereby acknowledges receipt from MAF Bancorp prior to the execution of this proxy of a Notice of Annual Meeting of Shareholders and proxy statement dated March 25, 2005, and the 2004 Annual Report to Shareholders.

        PLEASE MARK THIS PROXY AND SIGN AND DATE IT ON THE REVERSE SIDE
                 HEREOF AND RETURN IT IN THE ENCLOSED ENVELOPE.


SEE REVERSE SIDE                                                SEE REVERSE SIDE

                 (Continued and to be signed on reverse side.)








TELEPHONE VOTING INSTRUCTIONS

YOU CAN VOTE BY TELEPHONE! AVAILABLE 24 HOURS A DAY 7 DAYS A WEEK!

[LOGO]  To vote using the Telephone (within U.S. and Canada)

        o Call toll free 1-866-536-4458 in the United States or Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

        o  Follow the simple instructions provided by the recorded message.





IF YOU VOTE BY TELEPHONE, PLEASE DO NOT MAIL BACK THIS PROXY CARD.

PROXIES SUBMITTED BY TELEPHONE MUST BE RECEIVED BY 1:00 A.M.,
CENTRAL TIME, ON APRIL 27, 2005.

THANK YOU FOR VOTING